G. BRAD BECKSTEAD
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Certified Public Accountant

                                                  330 E. Warm Springs
                                                 Las Vegas, NV  89119
                                                         702.528.1984
                                                  425.928.2877 (efax)

November 15, 2001


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of November 15, 2001, on the Financial Statements of Nuclear Solutions, Inc. (formerly Stock Watch Man, Inc.) for the nine months ending September 30, 2001, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead
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G. Brad Beckstead, CPA